CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                 LEAK-X ENVIRONMENTAL CORPORATION


It is hereby certified that:

      l. The name of the corporation (hereinafter called the "Corporation") is Leak-X Environmental Corporation.

      2. The Certificate of Incorporation of the Corporation is hereby amended by changing paragraphs (a), (a) 1 and (a) 2 of Article FIFTH to read as follows:

      "(a)The total number of shares of all classes of stock which the Corporation has the authority to issue is 5,500,000 shares, consisting of :

     (1) 5,000,000 shares of Common Stock, par value, $.001 per share ("Common Stock"); and

     (2) 500,000 shares of Preferred Stock, par value, $.01 per share ("Preferred Stock")."

      3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on August 21, 1997.

     /s/ Joyce A. Rizzo
     Joyce A. Rizzo
     Chief Executive Officer



STATE OF DELAWARE
OFFICE OF THE SECRETARY OF STATE

I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the certificate of amendment of "Leak-X Environmental Corporation", filed in this office on the twenty-second day of August, A.D. 1997, at 9 o'clock a.m.

     A certified copy of this certificate has been forwarded to the New Castle County Recorder of Deeds for recording.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State

Authentication: 8620961
Date:    08-25-97